     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2022, accompanying the financial statements of Quality Municipal Income Trust, 10-20 Year Series 101 (included in Invesco Unit Trusts, Municipal Series 1310) as of February 28, 2022, and for and the financial highlights for the period from March 6, 2019 (date of deposit) through February 29, 2020 and for each of the two years in the period ended February 28, 2022, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-215706) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2022